EXHIBIT 99.1

Point Therapeutics Announces Appointment of Clinical Advisory Board

    BOSTON--(BUSINESS WIRE)--May 5, 2004--Point Therapeutics, Inc. (NASDAQ: POTP) today announced the appointment of a clinical advisory board of renowned oncologists to support the Company in developing its clinical and scientific strategy. The board is comprised of Drs. Casey Cunningham, George Demetri, Janice Dutcher, Michael Gordon, John Nemunaitis, Eric Rowinsky, and Ravi Salgia.
    "We are honored and excited to have these distinguished oncologists on our clinical advisory board," said Don Kiepert, President and CEO of Point Therapeutics. "We believe their experience and expertise in oncology therapies and therapeutic development will be a valuable resource to our clinical team. Additionally, this board will assist the Company in developing clinical strategies for our promising technology."
    Casey Cunningham, M.D. serves as Associate Director of the Mary Crowley Research Center in the Sammons Cancer Center of Baylor University's Medical Center. His interests in oncology include the application of cell biology research towards new cancer therapeutics. He is a member of several scientific advisory boards of pharmaceutical development corporations.
    George Demetri, M.D. directs the Center for Sarcoma and Bone Oncology at Dana-Farber Cancer Institute and is an Associate Professor of Medicine, Harvard Medical School in Boston, Massachusetts. He has dedicated his career to translational therapeutics research aimed at using novel drugs to improve the efficacy of existing treatments for solid tumors, including sarcoma and breast cancer. He serves as principal investigator on more than ten active clinical trials in drug development. Dr. Demetri is the founder and editor of Sarcoma.net and received the 2002 Emil J Freirich Award in Clinical Cancer Research from the MD Anderson Cancer Center.
    Janice Dutcher, M.D. is Professor of Medicine at New York Medical College and Associate Director for Clinical Affairs at Our Lady of Mercy Cancer Center, Bronx, NY. She is a founding member of the Cytokine Working Group and served as Chair of the FDA Oncologic Drugs Advisory Committee. Dr. Dutcher has participated in numerous studies, committees and publications focused on hematological disorders as well as malignant melanoma. She is actively involved in patient care and clinical research in renal cell cancer, and is a strong advocate for research into the etiology and treatment of renal cell carcinoma.
    Michael Gordon, M.D. is Associate Director for the Arizona Cancer Center - Greater Phoenix Area and Associate Professor of Medicine in the Section of Hematology/Oncology for the University of Arizona College of Medicine. His research interest is the development of new anticancer agents and their application in clinical trials. He has been recognized for his work in new drug discovery, most notably biologic therapy and anti-angiogenic drugs.
    John Nemunaitis, M.D. is Director of the Mary Crowley Medical Research Center and Director of the US Oncology (USON) phase 1 research program. He specializes in medical oncology and gene therapies for cancer. He has held academic positions at Fred Hutchinson Cancer Research Center and the University of Washington School of Medicine. Dr. Nemunaitis is also Diplomate of the American Board of Internal Medicine and is an editor for Cancer Gene Therapy and Cancer Biology and Therapy as well as a reviewer for numerous oncology journals.
    Eric Rowinsky, M.D. is Director of the Institute for Drug Development of the Cancer Therapy and Research Foundation in San Antonio, Texas and Clinical Professor of Medicine (Division of Medical Oncology) at the University of Texas Health Science Center. He also holds the SBC chair for Drug Development Research. His research interests include early clinical and pharmacological studies of novel anticancer drugs, anticancer drug pharmacology, phase 1 clinical trials, and preclinical studies of novel anticancer drugs. He is the Editor-in-Chief of Investigational New Drugs, and an Associate Editor of Cancer Research, Clinical Cancer Research, Annals of Oncology, and several other oncology journals.
    Ravi Salgia, M.D., Ph.D. is Director of the Thoracic Oncology Research Program as well as an Associate Professor of Medicine at the University of Chicago's Pritzker School of Medicine. He has conducted extensive investigations in translational research in oncology. Dr. Salgia is interested in translational research in upper aerodigestive-tract cancers and is developing novel targeted therapeutic protocols for thoracic oncology. He is Associate Editor of the Journal of Environmental Pathology, Toxicology, and Oncology,a reviewer/member of eMedicus Institutional Review Board and also a reviewer for various oncology journals.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of malignant tumors, hematopoietic disorders and as vaccine adjuvants.
    In 2004, Point expects to initiate four Phase 2 clinical studies for its lead product candidate talabostat (PT-100) in three different oncology indications. The first Phase 2 study has been initiated and will investigate non-small cell lung cancer in combination with Taxotere(R). The other planned trials will study talabostat in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing talabostat in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. In addition, Point has initiated a preclinical development program to develop one member of its family of boroproline compounds as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals,
(iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on April 29, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
               or
             The Trout Group
             Investor relations: Ritu Baral, 212-477-4007 ext. 25